Exhibit 10.52

MANAGEMENT AGREEMENT
This MANAGEMENT AGREEMENT, dated as of January 12, 2026, is entered into by and between Forge New Holdings, LLC, a Delaware limited liability company (the “Company”), and Resolute Holdings Management, Inc., a Delaware corporation (the “Manager”).
WHEREAS, the Company is a wholly-owned subsidiary of CompoSecure Holdings, L.L.C., a Delaware limited liability (“CompoSecure Holdings”);
WHEREAS, on November 2, 2025, CompoSecure, Inc., a Delaware corporation (“Parent”), the Company, 1561604 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia and an indirect wholly-owned subsidiary of Parent (“BidCo”), the Sellers (as defined in the Transaction Agreement), Husky Technologies Limited, a corporation existing under the laws of the Province of British Columbia, Forge US Top, LLC, a Delaware limited liability company (“TargetCo”), 1561570 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia (“New BC”), and the Shareholders’ Representative (as defined in the Transaction Agreement) entered into a Share Purchase Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which the Sellers sold to the Company and BidCo, and the Company and BidCo purchased from the Sellers, the New BC Shares and the TargetCo Units (each as defined in the Transaction Agreement) on the Closing Date on the terms and subject to the conditions set forth in the Transaction Agreement;
WHEREAS, pursuant to Section 15(d) of that certain Management Agreement, dated as of February 28, 2025, by and between CompoSecure Holdings and the Manager (the “CompoSecure Management Agreement”) and in connection with the closing of the transactions contemplated by the Transaction Agreement (the “Closing”), the Manager has elected to have CompoSecure Holdings to cause, and CompoSecure Holdings desires to cause, the Company to retain the Manager to provide the management and other related services in the manner and on the terms set forth herein;
WHEREAS, the Manager is willing to provide such management and related services in the manner and on the terms hereinafter set forth; and
NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:
Section 1.    Definitions.
(a) The following terms shall have the meanings set forth in this Section 1(a):
“Actions” has the meaning set forth in Section 9(a).

“Adjusted EBITDA” means, for any period, Net Income for such period, plus, without duplication, (i) the sum of the amounts for such period included in determining such Net Income of (A) Interest Expense, (B) Income Tax Expense, (C) Depreciation and Amortization Expense, (D) losses and expenses that are properly classified under GAAP as extraordinary or non-recurring expenses unrelated to continuing operations, (E) all Quarterly Management Fees, (F) actual one-time and non-recurring fees, expenses and costs relating to any acquisition, business combination transaction or other transaction, in each case, evaluated, negotiated and, if applicable, implemented in accordance with the Management Agreement (whether or not closed), (G) any non-cash compensation charge or expense realized, or non-cash charge that represents any accrual or reserve for anticipated cash charges in any future period, resulting from any contingent payment obligation or similar payment obligation (including any “earn-out” obligation) that would require payments to any Person arising in connection with any acquisition, business combination transaction or other transaction consummated in accordance with the Management Agreement, (H) losses/(gains) attributable to foreign exchange hedges and unrealized foreign exchange losses/(gains), including those relating to mark to market remeasurement of intercompany balances, (I) any impairment charges or asset write-offs, in each case, pursuant to GAAP, and (J) any other non-cash non-recurring expenses, minus, without duplication, (ii) (A) the sum of the amounts for such period included in determining such Net Income of (1) any gains on sales of assets and gains that are properly classified under GAAP as extraordinary, all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP and (2) any cash payments made during such period in respect of non-cash charges described in clause (i)(I) taken in a prior period, and (B) Parent Allocated Expense.
“Affiliate” means, with respect to a Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such other Person, (ii) any executive officer, employee or general partner of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person and (iv) any legal entity for which such Person acts as an executive officer or general partner; provided that it is acknowledged and agreed that (x) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Manager and its Subsidiaries, (y) the Manager and its Subsidiaries shall not be deemed to be Affiliates of the Company and its Subsidiaries and (z) other Persons managed by the Manager shall not be deemed to be Affiliates of the Manager or its Subsidiaries or the Company or its Subsidiaries.
“Agreement” means this Management Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Automatic Renewal Term” has the meaning set forth in Section 11(a).
“BidCo” has the meaning set forth in the Recitals.
“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capitalized Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.
“Claim” has the meaning set forth in Section 9(c).
“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Parent.
“Closing” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble, except that, solely for the purposes of Section 3(a), the term “Company” means, collectively, Forge New Holdings, LLC and its controlled Affiliates.
“Company’s Business” means the activities, operations and business affairs of the Company and its controlled Affiliates.
“Company Expenses” has the meaning set forth in Section 8(b).
“Company Indemnified Party” has meaning set forth in Section 9(b).
“Company Kick-Out Event” means (i) a final judgment by any Governmental Authority of competent jurisdiction not stayed or vacated within thirty (30) days that the Manager has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Company or the ability of the Manager to perform its duties under the terms of this Agreement, (ii) an order for relief in an involuntary bankruptcy case relating to the Manager or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) the dissolution of the Manager or (iv) a final, non- appealable judgment by any Governmental Authority of competent jurisdiction that the Manager has (a) committed actual fraud against the Company, (b) misappropriated or embezzled funds of the Company or (c) acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (iv) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager cures the damage caused by such actions or omissions within thirty (30) days of such determination, then such event shall not constitute a Company Kick-Out Event.
“Company Kick-Out Right” means the Company’s right to terminate this Agreement, in accordance with the terms hereof, upon the occurrence of a Company Kick-Out Event.
“Company-Selected Valuation Firm” has the meaning set forth in Section 11(e)(ii).
“Company Termination Notice” has the meaning set forth in Section 11(b).
“Confidential Information” means all confidential, proprietary or non-public information of, or concerning the performance, terms, business, operations, activities, personnel, training, finances, actual or potential acquisitions, plans, compensation, clients or investors of the Company or its Subsidiaries, written or oral, obtained by the Manager in connection with the services rendered hereunder; provided that Confidential Information shall not include information which (i) is in the public domain at the time it is received by the Manager, (ii) becomes public other than by reason of a disclosure by the Manager in breach of this Agreement, (iii) was already in the possession of the Manager lawfully and on a non-confidential basis prior to the time it was received by the Manager from the Company or its Affiliates, (iv) was obtained by the Manager from a third-party which, to the Manager’s knowledge, was not disclosed in breach of an obligation of such third-party not to disclose such information or (v) was developed independently by the Manager without using or referring to any of the Confidential Information.
“Consultation Period” has the meaning set forth in Section 11(b)(i).

“Covered Person” has the meaning set forth in Section 5(b).
“Depreciation and Amortization Expense” means, for any period, all depreciation and amortization expense of the Company and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP.
“Effective Date” has the meaning set forth in Section 11(b)(i).
“Effective Termination Date” means, as applicable, (a) with respect to any termination of this Agreement by the Company pursuant to Section 11(b), the last day of the Initial Term or Automatic Renewal Term during which the Company exercises such termination right, (b) with respect to any termination of this Agreement by the Manager pursuant to Section 11(d)(iii), the date upon which the Manager provides a Manager Termination Notice pursuant to Section 11(d)(iii), or (c) with respect to any other termination of this Agreement by the Company or the Manager pursuant to Section 11, the last day of the notice period required for the exercise by the Company or the Manager of its applicable termination right.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
“Fair Market Value of Fees Payable” means, as of the Effective Termination Date, the fair market value of the aggregate Quarterly Management Fees then payable or that would become payable hereunder if this Agreement were automatically renewed and remained in effect in perpetuity. For the avoidance of doubt, the Fair Market Value of Fees Payable shall be determined without regard to any waiver or other discount by the Manager of any Quarterly Management Fee (which shall be calculated for purposes of the determination of the Fair Market Value of Fees Payable as though no such waiver or discount was applied).
“GAAP” means generally accepted accounting principles in the U.S.
“Governing Agreements” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and limited liability company agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Governmental Authority” means any domestic, foreign or transnational governmental, competition or regulatory authority, court, arbitral tribunal, agency, commission, body or other legislative, executive or judicial governmental entity or self-regulatory agency.
“Income Tax Expense” means, for any period, all provisions for taxes based on the net income of the Company or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto and any expensed taxes), all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Indemnified Party” has the meaning set forth in Section 9(b).
“Independent Director” means, a member of the board of directors of Parent who qualifies as an “independent director” under the Exchange Act and the NYSE Rules.
“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates, to the extent such net costs are allocable to such period in accordance with GAAP), calculated for the Company and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.
“Initial Term” has the meaning set forth in Section 11(a).
“Initial Valuation Firm Review Period” has the meaning set forth in Section 11(e)(ii).
“Investment Bank-Selected Valuation Firm” has the meaning set forth in Section 11(e)(iii).
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time, or any successor statute thereto.
“Letter Agreement” means the letter agreement, dated as of February 28, 2025, by and between Parent and the Manager.
“Losses” means any expenses, losses, damages, liabilities, demands, penalties, costs, charges and claims of any nature whatsoever (including any Out-of-Pocket Expenses).
“LTM Adjusted EBITDA” means, with respect to any twelve (12)-month period prior to a determination date, the last twelve (12) months’ aggregate amount of Adjusted EBITDA. Schedule I sets forth an illustrative calculation of LTM Adjusted EBITDA for the twelve (12)-month period ended September 30, 2025.
“Manager” has the meaning set forth in the Preamble.
“Manager Expenses” has the meaning set forth in Section 8(a).
“Manager Indemnified Party” has the meaning set forth in Section 9(a).
“Manager Permitted Disclosure Parties” has the meaning set forth in Section 6(b).
“Manager-Selected Valuation Firm” has the meaning set forth in Section 11(e)(ii).
“Manager Termination Notice” has the meaning set forth in Section 11(d)(ii).

“Mediation” has the meaning set forth in Section 11(b)(ii).
“Mediator” has the meaning set forth in Section 11(b)(ii).
“Multiple on Fees Value” means an amount equal to (i) the aggregate Quarterly Management Fees that became payable hereunder during the twenty-four (24)-month period ended as of the last day of the most recent fiscal quarter completed prior to the Effective Termination Date multiplied by (ii) four (4). For the avoidance of doubt, the Multiple on Fees Value shall be determined without regard to any waiver or other discount by the Manager of any Quarterly Management Fee (which shall be calculated for purposes of the determination of the Multiple on Fees Value as though no such waiver or discount was applied).
“Net Income” means, for any period, the consolidated net income (or loss) determined for the Company and its Subsidiaries, on a consolidated basis in accordance with GAAP; provided that there shall be excluded (i) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (ii) the undistributed earnings of any Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation law applicable to such Subsidiary.
“Net Present Value of Fees Payable” means, as of the Effective Termination Date, (i) the net present value of the aggregate Quarterly Management Fees then payable or that would become payable hereunder during the five (5)-year period following the Effective Termination Date, discounted annually at a per annum rate equal to six percent (6.0%), plus (ii) the net present value of the terminal value of the Quarterly Management Fees that would become payable hereunder after such five (5)-year period if this Agreement were automatically renewed and remained in effect in perpetuity, discounted from the terminal year to the applicable present date at a per annum rate equal to six percent (6.0%). For the avoidance of doubt, the Net Present Value of Fees Payable shall be determined without regard to any waiver or other discount by the Manager of any Quarterly Management Fee (which shall be calculated for purposes of the determination of the Net Present Value of Fees Payable as though no such waiver or discount was applied).
“NYSE” means the New York Stock Exchange.
“NYSE Rules” means the NYSE listing rules currently in effect and, as amended, restated, supplemented or otherwise modified from time to time.
“Out-of-Pocket Expenses” means any and all documented and reasonable out-of-pocket expenses (including fees and out-of-pocket disbursements of counsel).
“Parent” has the meaning set forth in the Recitals.

“Parent Allocated Expense” means, for any period, the sum of all selling, general and administrative expenses of Parent, all as determined for Parent in accordance with GAAP, minus, without duplication, (i) the sum of (A) Depreciation and Amortization Expense, (B) losses and expenses that are properly classified under GAAP as extraordinary, (C) actual one-time and non-recurring fees, expenses and costs relating to any acquisition, business combination transaction or other transaction, in each case, evaluated, negotiated and, if applicable, implemented in accordance with the Management Agreement (whether or not closed), (D) any non-cash compensation charge or expense realized or resulting from any contingent payment obligation or similar payment obligation (including any “earn-out” obligation) that would require payments to any Person arising in connection with any acquisition, business combination transaction or other transaction consummated in accordance with the Management Agreement, (E) any impairment charges or asset write-offs, in each case, pursuant to GAAP, and (F) any other non-cash non-recurring expenses, plus, without duplication, (ii) the sum of the amounts for such period included in determining such selling, general and administrative expenses of Parent of (A) any gains on sales of assets and gains that are properly classified under GAAP as extraordinary, all as determined for Parent in accordance with GAAP and (B) any cash payments made during such period in respect of non-cash charges described in clause (i)(F) taken in a prior period.
“Parent Trading Price” means the VWAP of one (1) share of Class A Common Stock for the five (5) consecutive trading days ending on the trading day immediately preceding the date that the Termination Fee is finally determined pursuant to Section 11(e) (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.
“Quarterly Management Fee” means, with respect to each fiscal quarter, the quarterly management fee, payable in arrears, in a cash amount equal to two-and-a-half percent (2.5%) of LTM Adjusted EBITDA, measured for the period ending on the last day of the fiscal quarter then ended. The Quarterly Management Fee shall be pro-rated for partial periods, to the extent necessary, as described more fully elsewhere herein.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute thereto.
“Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization of which: (i) the Company or any other subsidiary of the Company is a general partner or managing member, or (ii) voting power to elect a majority of the board of directors, trustees or other Persons performing similar functions with respect to such entity or organization is held by the Company or by any one or more of the Company’s subsidiaries; provided that, for the avoidance of doubt, it is acknowledged and agreed that (x) the Company and its Subsidiaries shall not be deemed to be Subsidiaries of the Manager and its Subsidiaries and (y) other Persons managed by the Manager shall not be deemed to be Subsidiaries of the Manager or its Subsidiaries or the Company or its Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Swap Agreement.
“TargetCo” has the meaning set forth in the Recitals.
“Termination Fee” means an amount equal to the greatest of (i) the Fair Market Value of Fees Payable, (ii) the Net Present Value of Fees Payable and (iii) the Multiple on Fees Value.
“Termination Fee Negotiation Period” has the meaning set forth in Section 11(e)(i).
“Termination Make-Whole Cash Payment” has the meaning set forth in Section 11(f).
“Termination Shares” has the meaning set forth in Section 11(f).
“Termination Shares Value” means an amount equal to (i) the aggregate number of Termination Shares multiplied by (ii) the Parent Trading Price.
“Termination Without a Company Kick-Out Event” has the meaning set forth in Section 11(b).
“Trading Days” means a day on which NYSE is open for the transaction of business.
“Transaction Agreement” has the meaning set forth in the Recitals.
“Valuation Firm” has the meaning set forth in Section 11(e)(iii).
“VWAP” means the daily per share volume-weighted average price of Class A Common Stock on the principal U.S. securities exchange, “over-the- counter” market or automated or electronic quotation system on which Class A Common Stock trades, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, the per share volume-weighted average price of such Class A Common Stock on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours)).
(b) As used herein, “fiscal quarters” shall mean the applicable fiscal quarter of Parent and “fiscal year” shall mean the applicable fiscal year of Parent. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. References herein to “Sections,” “clauses” and other subdivisions, and to Schedules, without reference to a document are to the specified Sections, clauses and other subdivisions of and Schedules to, this Agreement. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

Section 2.    Appointment of the Manager. To the fullest extent permitted by Delaware law, the Exchange Act, the Securities Act, the NYSE Rules and any other applicable rule or regulation (including the rules and regulations promulgated under the Exchange Act and the Securities Act), the Company hereby appoints the Manager (and grants to it all powers necessary, convenient or appropriate) to, and the Manager hereby agrees and covenants that it shall manage the day-to-day business and operations and oversee the strategy of the Company and its controlled Affiliates in accordance with the terms of this Agreement.
Section 3.    Obligations of the Manager.
(a) Subject to Section 2, the Manager shall use commercially reasonable efforts to perform (or cause to be performed) the following services (the “Services”):
(i) establishing and monitoring the Company’s objectives, financing activities and operating performance;
(ii) selecting and overseeing the Company’s management team and their performance;
(iii) reviewing and approving the Company’s compensation and benefit plans, programs, policies, arrangements and agreements, including with respect to any grants of equity awards to Persons providing services to the Company;
(iv) devising capital allocation strategies, plans and policies of the Company;
(v) setting the budget parameters and expense guidelines of the Company and monitoring compliance therewith;
(vi) identifying, analyzing and overseeing the consummation of business opportunities and potential acquisitions, dispositions and other business combinations;
(vii) originating and recommending opportunities to form or acquire, and structuring and managing, any joint ventures;
(viii) leading or overseeing negotiations with potential participants in any business opportunity under the Company’s consideration and determining (or delegating to any officer of the Company the decision to determine) if and when to proceed;
(ix) engaging and supervising, on the Company’s behalf, independent contractors and third-party service providers;

(x) communicating on behalf of the Company with the holders of any securities of the Company (A) as required to satisfy any reporting and other requirements of any Governmental Authority having jurisdiction over the Company and (B) to maintain effective relations with such holders;
(xi) overseeing all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day activities (other than with the Manager or its Affiliates);
(xii) counselling the Company in connection with decisions required by Delaware law to be made by the Board; and
(xiii) performing such other services from time to time in connection with the management of the business and affairs of the Company and its activities as the Company shall reasonably request and/or the Manager shall deem appropriate under the particular circumstances.
(b) From the Effective Date until the termination of this Agreement, if any, in accordance with Section 11, the Company, on behalf of itself and its controlled Affiliates, hereby constitutes, appoints and authorizes the Manager, and any officer of the Manager acting on its behalf from time to time, as the true and lawful agent and attorney-in-fact of the Company and such controlled Affiliates, in its or their respective names, places and steads, to negotiate, execute, deliver and enter into any certificates, instruments, agreements, authorizations and other documentation in the name and on behalf of the Company or any such controlled Affiliate as the Manager, in its sole discretion, deems necessary or appropriate to perform the Services, in each case subject to subject to Section 2. This power of attorney is deemed to be coupled with an interest. In performing the Services, as an agent of the Company or any of its controlled Affiliates, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement.
(c) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the Persons as the Manager deems necessary or advisable to perform the Services (which Persons may include Affiliates of the Manager), in each case, subject to Section 2; provided that any such services may be provided by such Affiliates only to the extent such services are on arm’s length terms. In performing or causing to be performed the Services, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, accountants, legal counsel and other professional service providers) hired by the Manager.
(d) At the Company’s reasonable request, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, (i) reports and other information on the Company’s operations and (ii) other information relating to any proposed or consummated business acquisition or divestiture.
(e) At all times during the term of this Agreement, the Manager shall maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and its Subsidiaries.

(f) Officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, employees, agents, nominees or signatories for the Company or any of its controlled Affiliates. When executing documents or otherwise acting in such capacities for the Company or any of its controlled Affiliates, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its controlled Affiliates.
(g) The Manager shall refrain from any action that, in its sole judgment made in good faith, would materially violate any law, rule or regulation of any Governmental Authority having jurisdiction over the Company and its controlled Affiliates. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to the Company, any of its controlled Affiliates or any of their respective Affiliates or equityholders for any act or omission by the Manager or any of its Affiliates, except as provided in Section 9.
(h) For the avoidance of doubt, and not withstanding anything to the contrary in this Agreement, the entry by the Company and the Manager into this Agreement and the performance of their respective obligations hereunder shall not affect the authority, duties or responsibilities of the executive officers of Parent or the Company, including the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Parent, or the Executive Chairman of the Company.
Section 4.    Obligations of the Company.
(a) The Company agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, all steps reasonably necessary to allow the Manager, subject to Section 2, to make any filing required to be made under the Securities Act, Exchange Act, the NYSE Rules or other applicable law, rule or regulation on behalf of the Company in a timely manner.
(b) The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.
(c) The Company hereby acknowledges and agrees that the Manager may use the name “Husky Technologies” and other trademarks of the Company in connection with its activities under this Agreement (including, in connection with the preparation of any filing with or notification to any Governmental Authority made on behalf of the Company or any of its Subsidiaries). The parties hereto will reasonably cooperate to maintain reasonable quality control with respect to the Manager’s use of such trademarks.

Section 5.    Additional Activities of the Manager; Non-Solicitation.
(a) Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, or any of its or their officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person, whether or not the business objectives or policies of any such other Person are similar to those of the Company, (ii) in any way bind or restrict the Manager or any of its Affiliates, or any of its or their officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, or any of its or their officers, directors or employees may be acting, or (iii) prevent the Manager or any of its Affiliates from receiving fees or other compensation or profits from such activities described in this Section 5(a) which shall be for the Manager’s (and/or its Affiliates’) sole benefit. In furtherance of the foregoing, the Company acknowledges and agrees that (A) this Agreement and the Manager’s obligation to provide the Services shall not create an exclusive relationship between the Manager and its Affiliates, on the one hand, and the Company and its controlled Affiliates, on the other hand, (B) the Manager and its Affiliates may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Company or any of its controlled Affiliates and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Manager and its Affiliates, (C) none of the Manager or any of its Affiliates who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its controlled Affiliates shall have any duty to communicate or offer such opportunity to the Company or any of its controlled Affiliates, and the Manager and its Affiliates shall not be liable to the Company or any of its controlled Affiliates for breach of any fiduciary or other duty by reason of the fact that the Manager or any of its Affiliates pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Company or any of its controlled Affiliates and (D) the Manager and its Affiliates may, in the Manager’s sole and absolute discretion, allocate opportunities among the Company and such other Persons to which the Manager renders services of any kind, or for which the Manager otherwise acts as an external manager, in any manner that the Manager determines would be necessary, convenient or appropriate (which determination, for the avoidance of doubt, may be based upon such allocation of opportunities that maximizes the aggregate management fees received by the Manager pursuant to this Agreement and any other management agreement or similar agreement entered into between the Manager and such other Persons). Notwithstanding anything herein to the contrary, (x) nothing in this Agreement shall be construed to impose on the Manager an express or implied fiduciary duty to the Company, any of its controlled Affiliates or their respective holders of equity or voting interests, and (y) none of the Company or any of its controlled Affiliates shall have any rights in or to such business ventures, potential transactions, agreements, arrangements, opportunities or other matters referred to in this Section 5(a), or the income or profits or losses derived therefrom, and the pursuit of such business ventures, potential transactions, agreements, arrangements, opportunities or other matters, even if competitive with the activities of the Company and its controlled Affiliates, shall not be deemed wrongful or improper.
(b) In the event of a Termination Without a Company Kick-Out Event by the Company pursuant to Section 11(b), for a period of two (2) years following such termination, the Company shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any Person who has been employed by the Manager or any of its Affiliates at any time within the two (2)-year period immediately preceding the date on which such Person commences employment with or is otherwise retained by the Company (any such Person, a “Covered Person”); provided that the preceding sentence shall not restrict the Company from employing or retaining any Covered Person who devotes substantially all of such Covered Person’s business time and attention to the Company’s Business, other than with respect to acquisitions, dispositions and other business combinations, joint ventures or other investments of the Company or any of its Subsidiaries. The Company acknowledges and agrees that, in addition to any damages, the Manager may be entitled to equitable relief for any violation of this Section 5(b) by the Company, including, injunctive relief.

Section 6.    Records; Confidentiality.
(a) The Manager shall maintain appropriate books of account, records and files relating to services performed hereunder, and such books of account, records and files shall be accessible for inspection by representatives of the Company at any time during normal business hours upon advance written notice. The Manager shall have full responsibility for the maintenance, care and safekeeping of all such books of account, records and files (it being understood that if any such recordkeeping services are performed by service providers to the Company and such service providers are monitored by the Manager with due care, the Manager shall be in compliance with the foregoing).
(b) Until the third (3rd) anniversary of any termination of this Agreement pursuant to Section 11 (or in the case of trade secrets, for so long as such trade secrets constitute trade secrets under applicable law), the Manager shall keep confidential any and all Confidential Information and shall not use Confidential Information other than in connection with the performance of the Services or disclose Confidential Information, in whole or in part, to any Person other than (i) to officers, directors, employees, agents, representatives, advisors of the Manager or its Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, lenders or other financing sources, co-originators, custodians, administrators, brokers, commercial counterparties or any similar entity and others in the ordinary course of the Company’s Business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or its Affiliates or disclosure or presentations to investors in the Company’s Business (subject to compliance with applicable law), (iv) to Governmental Authorities having jurisdiction over the Company or the Manager, (v) as requested by law, legal process or regulatory request to which the Manager or any Person to whom disclosure is permitted hereunder is a party or subject, (vi) to existing or prospective investors in the Company’s Business and their advisors to the extent such Persons reasonably request such information, subject to an undertaking of confidentiality, non-disclosure and non-use, or (vii) with the consent of the Company, including pursuant to a separate agreement entered into between the Manager and the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information. Nothing herein shall prevent the Manager from disclosing Confidential Information (A) upon the order of any court or administrative agency, (B) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (C) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (D) to its legal counsel or independent auditors; provided, however, that with respect to clauses (A) and (B), it is agreed that, so long as not legally prohibited, the Manager will (x) consider, and if advisable seek, at the Company’s sole expense, an appropriate protective order or confidentiality agreement, (y) notify the Company of such disclosure, and (z) in the absence of an appropriate protective order or confidentiality agreement, disclose only that portion of such information that is responsive to such request or demand.

Section 7.    Compensation.
(a) For the Services rendered, the Company shall pay the Quarterly Management Fees to the Manager. The Manager will not receive any Quarterly Management Fees for periods prior to the Effective Date. The Manager may (at its sole discretion) elect not to receive, or to discount, any Quarterly Management Fee for a given quarterly period, which election shall not be deemed to constitute a waiver or discount of the Quarterly Management Fee in any future periods and shall, for the avoidance of doubt, be ignored in calculating the Termination Fee (and the components thereof).
(b) The parties hereto acknowledge that the Quarterly Management Fee is intended in part to compensate the Manager and its Affiliates for the costs and expenses (other than reimbursable costs and expenses) the Manager will incur hereunder, as well as certain expenses not otherwise reimbursable under Section 8, in order for the Manager to provide the Services to the Company. A management fee paid by the Manager under a sub-management agreement (if any) shall not constitute an expense reimbursable by the Company under this Agreement or otherwise unless otherwise approved by the Company.
(c) Each Quarterly Management Fee shall be payable in arrears in cash, commencing with the fiscal quarter in which the Effective Date occurs. If applicable, the initial and final Quarterly Management Fees shall be pro-rated based on the number of days during the initial and final fiscal quarter, respectively, that this Agreement is in effect. The Manager shall calculate each Quarterly Management Fee, and deliver such calculation to the Company, within thirty (30) days following the last day of each fiscal quarter and the Company shall pay the Manager the applicable Quarterly Management Fee for such fiscal quarter within three (3) Business Days after the date of delivery to the Company of such computations.
(d) The Company shall make any payments due hereunder to the Manager or, if the Manager directs, to an Affiliate of the Manager.
(e) The parties hereto acknowledge that, for the avoidance of doubt, any fees under this Agreement, the CompoSecure Management Agreement and any other management agreement that may be entered into from time to time pursuant to Section 15(d) of the CompoSecure Management Agreement or Section 15(d) of this Agreement, shall be calculated in a manner such that there will be no duplication of fees nor fee deductions, including with respect to Parent Allocated Expenses.
Section 8.    Expenses.
(a) Subject to Section 8(b) and except as otherwise specifically acknowledged and agreed in writing, the Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement or otherwise (including, each of the officers of the Company and any directors of the Company who are also directors, officers or employees of the Manager or any of its Affiliates), including, salaries, bonuses and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance (other than insurance specifically required under this Agreement, including pursuant to Section 3(e)) with respect to such personnel (collectively, “Manager Expenses”).
(b) The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for documented costs and expenses of the Manager and its Affiliates incurred on behalf of the Company other than Manager Expenses (collectively, “Company Expenses”). The Manager, in good faith, shall determine whether a cost or expense is a Manager Expense or Company Expense. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses shall be paid by the Company and shall not be paid by the Manager or its Affiliates: (i) fees, costs and expenses in connection with transaction costs incident to the acquisition, negotiation, structuring, trading, settling, disposition and financing of any investments of the Company and its Subsidiaries (whether or not consummated); (ii) fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, investment banking, capital market and other similar services rendered to the Company or any of its Subsidiaries (including, where the context requires, through one or more third-parties and/or Affiliates of the Manager) or, if provided by the Manager’s personnel, in accordance with Section 3(c); (iii) the compensation and expenses of the directors and officers of the Company and its Subsidiaries, as applicable, the cost of liability insurance to indemnify such directors and officers and the non-cash equity incentive compensation (that is denominated in, or the value of which is determined with reference to, shares of capital stock of Parent) of the personnel of the Company and its Subsidiaries, the Manager and their respective Affiliates who provide services to the Company and its Affiliates; (iv) interest and fees and expenses arising out of borrowings made by the Company or any of its Subsidiaries, including, costs associated with the establishment and maintenance of any credit facilities, other financing arrangements, or other indebtedness of the Company or any of its Subsidiaries (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any securities offerings of the Company or any of its Subsidiaries; (v) expenses connected with communications to holders of securities of the Company or any of its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of any

Governmental Authorities having jurisdiction over the Company or any of its Subsidiaries, including, all costs of preparing and filing required reports with the SEC, the costs payable by the Company or any of its Subsidiaries to any transfer agent and registrar in connection with the listing and/or trading of the securities of the Company or any of its Subsidiaries on any exchange, the fees payable by the Company or any of its Subsidiaries to any such exchange in connection with its listing, costs of preparing, printing and mailing any other reports or related statements of the Company or any of its Subsidiaries; (vi) costs of the Company or any of its Subsidiaries associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or Affiliates of the Manager, technology service providers and related software/hardware utilized in connection with the investment and operational activities of the Company and its Subsidiaries; (vii) expenses incurred by managers, officers, personnel and agents of the Manager for travel on behalf of the Company or any of its Subsidiaries and other Out-of-Pocket Expenses incurred by them in connection with the Services or the acquisition, financing, refinancing, sale or other disposition of an investment or any securities offerings of the Company or any of its Subsidiaries; (viii) expenses incurred with respect to market information systems and publications, research publications and materials, including, news research and quotation equipment and services, obtained or used by the Manager in connection with rendering the Services or performing any other duty hereunder; (ix) the costs and expenses relating to ongoing regulatory compliance matters and regulatory reporting obligations relating to the Company’s Business; (x) the costs of any litigation involving the Company or any of its Subsidiaries or its or their respective assets and the amount of any judgments or settlements paid in connection therewith, (xi) all taxes and license fees of the Company and its Subsidiaries; (xii) all costs of directors and officers, liability or other insurance relating to the Company’s Business and other insurance costs incurred in connection with the operation of the Company’s Business, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel, and all indemnification or extraordinary expense or liability relating to the Company’s Business; (xiii) costs and expenses incurred in contracting with any third-parties, in whole or in part, on behalf of the Company or any of its Subsidiaries; (xiv) all other costs and expenses relating to the Company’s Business and operations, including, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of businesses, including appraisal, reporting, audit and legal fees; (xv) expenses relating to any office(s) or office facilities, including, disaster backup recovery sites and facilities, maintained for the Company, any of its Subsidiaries or any investments of the Company and its Subsidiaries separate from the office or offices of the Manager; (xvi) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made to or on account of holders of securities of the Company or any of its the Subsidiaries, including, in connection with any dividend reinvestment plan; (xvii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any of its Subsidiaries, or against any trustee, director, partner, member or officer of the Company or any of its Subsidiaries in such Person’s capacity as such for which the Company or any of its Subsidiaries is required to indemnify such trustee, director, partner, member or officer by any Governmental Authority; and (xviii) all other expenses actually incurred by the Manager (except as otherwise specifically excluded herein) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(c) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for the same type of expenses or similar expenses in future periods if such expenses or similar expenses are incurred in future periods.
(d) The provisions of this Section 8 shall survive any termination of this Agreement pursuant to Section 11 to the extent such expenses have previously been incurred or are incurred in connection with such termination.
Section 9.    Limits of the Manager’s Responsibility; Indemnification.
(a) The Manager assumes no responsibility under this Agreement other than to render the Services in good faith in accordance with this Agreement. To the fullest extent permitted by Delaware law, the Manager and its Affiliates, including their respective directors, officers, employees, managers, trustees, control persons, partners, stockholders and equityholders, will not be liable to the Company, any of its Subsidiaries or any of their respective Affiliates or equityholders, for any acts or omissions by the Manager or its officers, employees or Affiliates performed in accordance with, pursuant to, or in furtherance of, this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim, by the enforcement of any judgment or assessment or by any legal or equitable proceeding (including any threatened or ongoing investigative, administrative, judicial or regulatory action or proceeding), or by virtue of any statute, regulation or other applicable law, or otherwise (together, “Actions”), except by reason of acts or omission constituting bad faith, fraud, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. The Company shall, to the fullest extent permitted by Delaware law, reimburse, indemnify and hold harmless the Manager, its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates including their respective directors, officers, employees, managers, trustees, control persons, partners, stockholders and equityholders (each, a “Manager Indemnified Party”), (i) of and from any and all Losses in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith in accordance with, pursuant to, or in furtherance of, this Agreement and not constituting bad faith, fraud, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement and (ii) of and from any Out-of-Pocket Expenses incurred in connection with investigating, preparing or defending any Actions as such expenses are incurred or paid (provided that if it is ultimately finally judicially determined in a court of competent jurisdiction that such Manager Indemnified Party is not entitled to indemnification hereunder, such Manager Indemnified Party shall reimburse the Company for any Out-of-Pocket Expenses already paid or reimbursed by the Company in respect of which such final judicial determination was made). Notwithstanding the above, the Manager will not be liable for trade errors that may result from ordinary negligence, errors in the investment decision making process and/or in the trade process.

(b) The Manager shall, to the fullest extent permitted by Delaware law, reimburse, indemnify and hold harmless the Company, its Subsidiaries and the directors, officers and employees of the Company and its Subsidiaries, as applicable (each, a “Company Indemnified Party”, a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, fraud, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s or its Affiliate’s employees relating to the terms and conditions of their employment by the Manager or its Affiliate.
(c) In case any such claim, suit, action, investigation or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 9; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section 9 unless the failure to provide such notice results in material prejudice to the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith control and defend any such Claim (including any settlement thereof) with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 9(c), also represent the indemnifying party in such Claim. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party; provided that (A) such settlement is without any Losses (including equitable relief) whatsoever to such Indemnified Party, (B) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (C) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. Subject to the immediately prior sentence, the applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 9 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 9.

(d) Any Indemnified Party entitled to indemnification hereunder shall first seek recovery from any other indemnity then available with respect to portfolio entities and/or any applicable insurance policies by which such Indemnified Party is indemnified or covered prior to seeking recovery hereunder and shall obtain the written consent of the Company or the Manager (as applicable) prior to entering into any compromise or settlement which would result in an obligation of the Company or the Manager (as applicable) to indemnify such Indemnified Party. If such Indemnified Party shall actually recover any amounts under any applicable insurance policies or other indemnity then available, it shall offset the net proceeds so received against any amounts owed by the Company or the Manager (as applicable) by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Company or the Manager (as applicable) in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Company or the Manager (as applicable) to such Indemnified Party) to the Company or the Manager (as applicable). If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company or the Manager and also of any other Person or entity for which the Indemnified Party hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by the Company or the Manager (as applicable) may be limited to the Company’s or the Manager’s (as applicable) allocable share thereof if so determined by the Company or Manager (as applicable) in good faith.
(e) The provisions of this Section 9 shall survive any termination of this Agreement pursuant to Section 11.

Section 10.    No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
Section 11.    Term; Renewal; Termination.
(a) Term; Renewal. This Agreement became effective on the Closing (the “Effective Date”) and shall continue in operation, unless terminated in accordance with the terms hereof, until the tenth (10th) anniversary of the Effective Date (the “Initial Term”). Following the Initial Term, this Agreement shall be deemed renewed automatically for successive and additional ten (10)-year period(s) (each, an “Automatic Renewal Term”) unless the Company or the Manager elects to terminate or not renew this Agreement in accordance with Section 11(b), Section 11(c) or Section 11(d), as applicable. For the avoidance of doubt, during the Initial Term and each Automatic Renewal Term, the Company shall have the Company Kick-Out Right.
(b) Termination by the Company Without a Company Kick-Out Event. Notwithstanding any other provision of this Agreement to the contrary, upon both (x) the expiration of the Initial Term or an Automatic Renewal Term, as applicable, and (y) one hundred eighty (180) days’ prior written notice to the Manager (the “Company Termination Notice”), the Company may, without the occurrence of a Company Kick-Out Event, decline to renew this Agreement upon a two-thirds (2/3) vote of the Independent Directors (who have not recused themselves with respect to such vote) that the Quarterly Management Fees payable to the Manager are not fair, subject to clauses (i)-(iv) below (any such nonrenewal, a “Termination Without a Company Kick-Out Event”). The Company Termination Notice shall include reasonable supporting detail for the Independent Directors’ determination that the Quarterly Management Fees payable to the Manager are not fair.
(i) No later than five (5) Business Days following the receipt by the Manager of the Company Termination Notice, the management teams of the Company and the Manager shall engage in good faith discussions and negotiations to resolve the Independent Directors’ concerns that the Quarterly Management Fees are not fair for a period of sixty (60) days (the “Consultation Period”).
(ii) If, at the end of the Consultation Period, the Company and the Manager have been unable to resolve such concerns, then the Company and the Manager shall attempt in good faith to retain as soon as reasonably practicable (but in no event later than ten (10) Business Days after the expiration of the Consultation Period) an agreed upon impartial professional mediator who is a partner or a retired partner, in each case, in a law firm of national standing based in New York City with experience in investment management (any such Person, a “Mediator”) for a nonbinding mediation of such dispute (such process, a “Mediation”); provided that if the Company and the Manager cannot agree on a Mediator within such ten (10)-Business Day period, or if the Mediator agreed upon by the Company and the Manager does not accept being retained for the Mediation, then within an additional ten (10) Business Days, the Company and the Manager shall each select one (1) Mediator and those two (2) Mediators shall, within ten (10) Business Days after their selection, select a third (3rd) Mediator. The Mediation shall be conducted by the Mediator selected in accordance with the preceding sentence on a strictly confidential basis, and no participant shall disclose the existence, nature, any documents, exhibits or information exchanged or presented, in connection with such Mediation, or the result of the Mediation, to any third-party, with the sole exceptions of its legal counsel and/or tax advisor, all of whom shall be bound by these confidentiality terms. The Company and the Manager agree to take all steps necessary to protect the confidentiality of the materials in respect of the Mediation, agree to file (and, if so required by applicable court rules, seek leave to file) confidential information (and documents containing confidential information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms contained herein.

(iii) In the event that the Company and the Manager are able to resolve such concerns pursuant to Section 11(b)(i) or Section 11(b)(ii) prior to the Effective Termination Date, then the Termination Fee that became payable upon the Manager’s receipt of the Company Termination Notice delivered by the Company pursuant to Section 11(b) shall no longer be payable, (B) such Company Termination Notice shall be deemed to be of no force and effect, (C) the Company and the Manager shall as promptly as practicable (and in no event later than five (5) Business Days following the resolution of such concerns) execute and deliver an amendment to this Agreement setting forth the revised Quarterly Management Fee as then agreed upon by the Company and the Manager and (D) this Agreement, as so amended, shall continue in full force and effect on the terms stated herein and in such amendment.
(iv) In the event that the Company and the Manager are unable to reach an understanding with respect to the Quarterly Management Fee, the Agreement shall be deemed terminated and the Company shall pay to the Manager the Termination Fee in accordance with Section 11(f).
(c) Termination by the Company Upon a Company Kick-Out Event. The Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Manager, without payment of the Termination Fee, upon the occurrence of a Company Kick-Out Event.
(d) Termination by the Manager. The Manager shall have the following rights to terminate this Agreement:
(i) No later than one hundred eighty (180) days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the expiration of the then-current term. The Company shall not be required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 11(d)(i).
(ii) The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company (any such notice, a “Manager Termination Notice”) (A) in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30) day period or (B) upon the termination of the Letter Agreement, prior to any nonrenewal or termination of this Agreement. The Company shall be required to pay to the Manager the Termination Fee in accordance with Section 11(f) if the Manager terminates this Agreement pursuant to clause (A) or (B) above.

(iii) The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay to Manager the Termination Fee.
(e) Determination of the Termination Fee. If a Termination Fee becomes payable by the Company to the Manager upon a termination of this Agreement pursuant to Section 11(b), Section 11(d)(ii)(A) or Section 11(d)(ii)(B), the Termination Fee shall be finally determined as follows:
(i) If the Company and the Manager agree on the Termination Fee within thirty (30) days following receipt (A) by the Manager of a Company Termination Notice delivered by the Company pursuant to Section 11(b) or (B) by the Company of a Manager Termination Notice delivered by the Manager pursuant to Section 11(d)(ii)(A) or Section 11(d)(ii)(B) (the “Termination Fee Negotiation Period”), then the finally determined Termination Fee shall be the amount agreed in writing by the Company and the Manager.
(ii) If the Company and the Manager do not agree on the Termination Fee prior to the expiration of the Termination Fee Negotiation Period, then, as soon as reasonably practicable (but in no event later than ten (10) Business Days after the expiration of the Termination Fee Negotiation Period), the Manager shall retain an internationally recognized top-tier investment bank (the “Manager-Selected Valuation Firm”) and the Company shall retain a different internationally recognized top-tier investment bank (the “Company-Selected Valuation Firm”), in each case, to deliver to the Manager and the Company, within thirty (30) days following the tenth (10th) Business Day after the expiration of the Termination Fee Negotiation Period (the “Initial Valuation Firm Review Period”), a report setting forth in reasonable detail such Valuation Firm’s good faith determination of (A) the Fair Market Value of Fees Payable, (B) the Net Present Value of Fees Payable, (C) the Multiple on Fees Payable and (D) the Termination Fee. If the Termination Fee determined by the Manager-Selected Valuation Firm and the Termination Fee determined by the Company-Selected Valuation Firm are within ten percent (10%) of each other, then the finally determined Termination Fee shall be the average of such Termination Fees determined by the Manager-Selected Valuation Firm and the Company-Selected Valuation Firm.
(iii) If the Termination Fees determined by the Manager-Selected Valuation Firm and the Company-Selected Valuation Firm are not within ten percent (10%) of each other, then:

(A)    as soon as reasonably practicable (but in no event later than ten (10) Business Days after the expiration of the Initial Valuation Firm Review Period, the Manager-Selected Valuation Firm and the Company-Selected Valuation Firm shall select a third (3rd) internationally recognized top-tier investment bank (the “Investment Bank-Selected Valuation Firm”, together with the Manager-Selected Valuation Firm and the Company-Selected Valuation Firm, the “Valuation Firms”) to deliver to the Manager and the Company, within thirty (30) days following the tenth (10th) Business Day after the expiration of the Initial Valuation Firm Review Period, a report setting forth in reasonable detail such Valuation Firm’s good faith determination of (1) the Fair Market Value of Fees Payable, (2) the Net Present Value of Fees Payable, (3) the Multiple on Fees Payable and (4) the Termination Fee; and
(B)    the finally determined Termination Fee shall be the average of the Termination Fee determined by the Investment Bank- Selected Valuation Firm and whichever Termination Fee determined by the Manager-Selected Valuation Firm or the Company-Selected Valuation Firm is closer in value to the Termination Fee determined by the Investment Bank-Selected Valuation Firm.
(iv) In preparing their respective reports, each Valuation Firm shall (A) determine the Termination Fee and components thereof in accordance with the terms of this Agreement, (B) be provided with the same access to the Company’s and the Manager’s respective management teams and the same source documents and information regarding the Company and the Manager and (C) take into account all factors such Valuation Firm determines relevant to such determination, including the Company’s historical financial and operating results, the Company’s future business prospects and projected financial and operating results and public and private market and industry conditions. Each such report prepared shall set forth a single point determination (and not a range of values) of the Termination Fee.
(v) The Manager shall bear the fees and expenses of the Manager-Selected Valuation Firm. The Company shall bear the fees and expenses of the Company-Selected Valuation Firm. The fees and expenses of the Investment Bank-Selected Valuation Firm shall be borne by the party hereto whose Valuation Firm’s determination of the Termination Fee was the furthest from the Termination Fee determined by the Investment-Bank Selected Valuation Firm, or, if the determinations of such other Valuation Firms were equally different from that determined by the Investment Bank-Selected Valuation Firm, then the Investment Bank-Selected Valuation Firm’s fees and expenses shall be borne equally by the Manager and the Company.
(f) Payment of the Termination Fee. Within five (5) Business Days of the determination of the Termination Fee pursuant to Section 11(e), the Company shall pay to the Manager the Termination Fee, in cash, by wire transfer of immediately available funds, to one (1) or more accounts designated in writing by the Manager. Notwithstanding anything to the contrary in this Agreement, at the option of the Company, by action of a two-thirds (2/3) vote of the Independent Directors (who have not recused themselves with respect to such vote) and upon written notice to the Manager no later than two (2) Business Days after the determination of the Termination Fee pursuant to Section 11(e), the Company’s obligation to pay the Termination Fee pursuant to this Section 11(f) may be satisfied by (i) the issuance to the Manager of an aggregate number of shares of Class A Common Stock equal to (A) all or any portion of the Termination Fee divided by (B) the Parent Trading Price (such shares, collectively, the “Termination Shares”) and (ii) to the extent the Termination Fee exceeds the Termination Shares Value, the payment by the Company to the Manager of an amount equal to such excess, in cash, by wire transfer of immediately available funds, to one (1) or more accounts designated in writing by the Manager (such amount, the “Termination Make-Whole Cash Payment”); provided that any Termination Shares shall be issued and any Termination Make-Whole Cash Payment shall be paid to the Manager within five (5) Business Days of the determination of the Termination Fee pursuant to Section 11(e). For the avoidance of doubt, any issuance of Termination Shares pursuant to this Section 11(f) shall be in accordance with applicable laws and stock exchange regulations.

(g) No Liability. Except as expressly provided in Section 5(b), Section 6(b), Section 8 and Section 9 and the Termination Fee that shall become payable by the Company to the Manager upon any termination pursuant to Section 11(b), Section 11(d)(ii)(A) or Section 11(d)(ii)(B), a termination of this Agreement pursuant to this Section 11 shall be without any further liability or obligation of either party hereto to the other party hereto.
(h) Cooperation. Following a termination of this Agreement pursuant to this Section 11, the Manager shall cooperate, at the Company’s request and expense, with the Company in executing an orderly transition of the management of the Company.
Section 12.    Assignments.
(a) Assignments by the Manager. This Agreement may not be assigned by the Manager without the consent of the Company, which consent shall be contingent on the affirmative vote of a majority of the Company’s Independent Directors. Notwithstanding the foregoing, the Manager may, at any time without the approval of the Company and without the approval of the Company’s Independent Directors, (i) assign this Agreement to one or more Affiliates of the Manager and (ii) delegate to one or more of its Affiliates, including sub-managers where applicable, the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliates’ performance. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.
(b) Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager.
Section 13.    Action Upon Termination. Notwithstanding anything to contrary contained herein, from and after any Effective Termination Date, the Manager shall not be entitled to compensation for further Services hereunder, but shall be paid all compensation accruing to such Effective Termination Date and, upon a termination of this Agreement pursuant to Section 11(b), Section 11(d)(ii)(A) or Section 11(d)(ii)(B), the Termination Fee.

Section 14.    Representations and Warranties.
(a) The Company hereby represents and warrants to the Manager as follows:
(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign limited liability company and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.
(ii) The Company has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person that has not already been obtained, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any Governmental Authority binding on the Company, or the Governing Agreements of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:
(i) The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority and the legal right to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.
(ii) The Manager has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.
(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any Governmental Authority binding on the Manager, or the Governing Agreements of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 15.    Miscellaneous.
(a) Notices. Any notices that may or are required to be given hereunder by any party to another shall be deemed to have been duly given if (i) personally delivered or delivered by facsimile, when received, (ii) sent by U.S. Express Mail or recognized overnight courier, on the second (2nd) following Business Day (or third (3rd) following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received or (iv) posted on a password protected website maintained by the Manager and for which the Company has received access instructions by electronic mail, when posted:

The Company:	Forge New Holdings, LLC.
c/o CompoSecure Holdings, L.L.C.
309 Pierce Street
Somerset, NJ 08873
Attention: General Counsel

The Manager:	Resolute Holdings Management, Inc.
445 Park Avenue, Suite 5B
New York, NY 10022
Attention: Chief Executive Officer
(b) Binding Nature of Agreement; Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein. Except for Section 5 and Section 9, none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third-party.
(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
(d) Additional Agreements. In the event the Company forms any Subsidiary or acquires any business or any other equity interest (or other interest convertible or exchangeable into an equity interest) in any other Person, following the Effective Date, the Company shall, at the Manager’s election, cause any such Subsidiary, business or other Person to enter into a management agreement with the Manager in a form substantially similar to this Agreement (for the avoidance of doubt, there will be no duplication of fees under this Agreement and any such agreement), and, if the Manager so elects shall not make such acquisition in the absence of such a management agreement.
(e) Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.
(f) Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties hereto expressly agree that all of the terms and provisions hereof shall be governed by and construed under the laws of the State of Delaware.

(g) Forum; Consent to Service. To the fullest extent permitted by law, in the event of any proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline jurisdiction over a particular matter, in which case, any state or federal court within the State of Delaware), (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines and, (iii) agree that all claims in respect of such a proceeding must be heard and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline jurisdiction over a particular matter, in which case, any state or federal court within the State of Delaware). Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each of the parties hereto hereby agrees and consents that service of any process, summons, notice, or document pursuant to Section 15(a) shall be effective service of process for any suit or proceeding arising out of the terms and conditions of this Agreement.
(h) Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
(i) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.
(j) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(k) Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations, preparation of and entry into this Agreement, and all matters incident thereto, prior to the Effective Time. For the avoidance of doubt, all costs and expenses incurred by the parties hereto on and after the Effective Time in connection with the performance of their respective duties hereunder shall be borne in accordance with Section 8.
(l) Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.
(m) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
(n) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(o) Action by the Company. Notwithstanding anything to the contrary in this Agreement, only the Company, by action of a two-thirds (2/3) vote of the Independent Directors (who have not recused themselves with respect to such vote), and for the avoidance of doubt not the Manager, may exercise the Company’s rights or grant any consent, amendment or waiver hereunder, including the termination rights under Section 11(b).
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

Company:

Forge New Holdings, LLC,

By:	/s/ Jonathan C. Wilk
Name: Jonathan C. Wilk
Title: President

Manager:

Resolute Holdings Management, Inc.,

By:	/s/ Thomas R. Knott
Name: Thomas R. Knott
Title: Chief Executive Officer

[Signature Page to Management Agreement]